STATE OF NEVADA

BARBARA K. CEGAVSKE
Secretary of State

KIMBERLEY PERONDI
Deputy Secretary
for Commercial Recordings

OFFICE OF THE
SECRETARY OF STATE

Certified Copy

May 15, 2019

Job Number: C20190515-0999
Reference Number:
Expedite:
Through Date:

The undersigned filing officer hereby certifies that the attached copies are true and exact copies of all requested statements and related subsequent documentation filed with the Secretary of State's Office, Commercial Recordings Division listed on the attached report.

Document Number(s)	Description	Number of Pages
20190211384-11	Certificate of Designation	2 Pages/1 Copies

Respectfully,

Barbara K. Cegavske
Secretary of State

Certified By: Raphael Alves
Certificate Number: C20190515-0999

Commercial Recording Division
202 N. Carson Street
Carson City, Nevada 89701-4201
Telephone (775) 684-5708
Fax (775) 684-7138

150103

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number 20190211384-11
Barbara K. Cegavske	Filing Date and Time 05/15/2019 10:50 AM
Barbara K. Cegavske Secretary of State State of Nevada	Entity Number C32070-2003

Certificate of Designation

(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations (Pursuant to NRS 78.1955)

1. Name of corporation:

CANNABIS STRATEGIC VENTURES

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

CERTIFICATE OF DESIGNATION OF
CANNABIS STRATEGIC VENTURES
PREFERRED STOCK. Pursuant to the Nevada Revised Statutes and the authority conferred on the Board of Directors (the "Board of Directors" or the "Board") of Cannabis Strategic Ventures (the "Company") by the Articles of Incorporation (as amended) of the Company to designate and issue one or more series of preferred stock, par value $0.001 per share, of the Company. The Board of Directors duly adopted and approved a resolution on May 14th, 2019 (the "Effective Date") further amending the Articles of Incorporation of the Company (the "Amendment") to designate a new Series C Preferred Class (see attached for further information).

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

AMENDED CERTIFICATE OF DESIGNATION OF CANNABIS STRATEGIC VENTURES

PREFERRED STOCK. Pursuant to the Nevada Revised Statutes and the authority conferred on the Board of Directors (the "**Board of Directors**" or the "**Board**") of Cannabis Strategic Ventures (the "**Company**") by the Articles of Incorporation (as amended) of the Company to designate and issue one or more series of preferred stock, par value $0.001 per share, of the Company. The Board of Directors duly adopted and approved a resolution on May 14th, 2019 (the "Effective Date") further amending the Articles of Incorporation of the Company (the "**Amendment**") to designate a new Series C Preferred Class (the "Preferred Series C") in which Series C Preferred Class shall be Fifty Million (50,000,000) of the Sixty Million (60,000,000) authorized Preferred Shares and designate certain rights of the Preferred Series C stock. The designation of the Preferred Series C stocks is as follows:

1. Authorized Number.

The authorized number of all series of preferred stock of the Company shall be Sixty Million (60,000,000). Previous designations of 1,000,000 shares of Series A Preferred and 1 share of Series B Super Voting Preferred stock remain with previously established preferences and rights.

2. Series C Preferred Stock

1. The authorized number of the Preferred Series C stocks shall be Fifty Million (50,000,000) of the total Preferred Shares Authorized of Sixty Million (60,000,000).

2. The Preferred Series C stock shall also have the right to have 100 votes per each share of Series C Preferred stock that they hold and convert on a one hundred for one (100:1) conversion rights over holders of CSV's common stock .3. Liquidation. The holders of the Series C Preferred stock have the same liquidation rights as the holders of the Company's Common Stock.

4. Dividend Preference. In the event the Company issues a dividend, in cash or a cash equivalent, the holders of the Series C Preferred stock shall have a thirty percent (30%) preference.

IN WITNESS WHEREOF, the Company has executed this Certificate of Designation by its duly authorized officer on this 14th day of May, 2019.

CANNABIS STRATEGIC VENTURES

By: /s/ Simon Yu
Simon Yu, Chief Executive Officer/Director